Exhibit 10.6

Agreement

Held and Signed in Rehovot on the 11 of July, 2021

Between:	EMI Car Wash Systems Ltd.
Private Company 514142256
From 27 Moshe Yatom Street, Rehovot
(hereinafter: “the landlord” or “the company”)
First Party;
And:	SciVac Ltd. Private Company 513679555
13 Gad Road, Rehovot
P.O. Box 580,7610303
E-mail for messages: roee@scivac.us
(hereinafter: “the sub-renter”)
Second Party;

Whereas	The landlord is the main renter of an area of 536 square meters gross located on the first floor of the building known as Phase C in Rehovot Park known as Block 3649 part of Lot 17 and another 5 parking spaces according to a lease Agreement from November 2013 between Ayalot Investment (Ramat Vered) 1994 Ltd. (hereinafter : “the main landlord” and “the main lease Agreement”, respectively) CN: 511693533 company (“Shrada Ltd.”) (who sold the rights in the lease to the main landlord, including according to the main lease Agreement) and Green Power YE. YM. Ltd. Private Company 514876952 (hereinafter: “the previous landlord”) which was transferred and assigned to the landlord from the previous landlord under an Agreement dated June 1, 2020, in the framework of which the lease period was also extended according to the main lease Agreement;

Whereas	On June 17, 2020, the main landlord informed the sub-renter that the landlord would step into the shoes of the previous landlord, regarding all the debts, obligations and rights of the previous landlord as aforesaid in the main lease Agreement, and that the main lease Agreement is valid until November 30, 2027, and that the landlord has the right to terminate the Agreement early;

Whereas	and the sub-renter is interested in renting from the landlord in an unprotected sublease the entire area of 536 square meters gross marked in yellow in the schedule attached as Appendix A and 5 more parking spaces (hereinafter together: “the Property”) as of 01.01.2022;

Whereas	The sub-renter rented from the previous landlord in a sublease about 200 square meters of the Property, in accordance with a sublease Agreement dated 01.16.2017 with the main landlord and the previous landlord, and according to an addition to the said sublease Agreement signed on 01.15.2019 between the sub-renter and the previous landlord (hereinafter the sublease Agreement and the addendum will be referred to together as: “Green Agreement”), the lease period is until 01.31.2022;

Whereas	The parties wish to settle their relationship, obligations and rights, all as set forth in this Agreement;

It has therefore been stated, conditioned, and agreed between the parties as follows:

1.	Preamble Appendices and Definitions

1.1.	The preamble and appendices to this Agreement constitute an integral part thereof.

2.	The Lease

The landlord hereby leases to the sub-renter and the sub-renter hereby leases from the landlord, in an unprotected sublease, the Property under the conditions and for the period specified in this Agreement. The Property shall be delivered to the sub-renter in proper condition; regarding the part of the Property that is not currently leased to the sub-renter, the landlord may postpone the delivery date (as defined below) for up to 4 days and this will not be considered a breach of the Agreement, for the purpose of preparing it for delivery to the sub-renter after the current sub-renter leaves.

3.	The Purpose of the Lease

The purpose of the lease is for the purpose of a manufacturing plant and accompanying uses such as offices and storage only.

4.	The Applicability of the Provisions of the Main Lease Agreement

4.1.	The full provisions of the main lease Agreement and the full statements and obligations of the landlord under the main lease Agreement shall apply, mutatis mutandis and subject to the provisions of this Agreement below, to the sub-renter, insofar as it relates to the Property.

4.2.	The sub-renter confirms that he is aware that he is subject to the main tenancy, and all in accordance with “Addendum No. 3 to the lease Agreement for an unprotected tenant from November 2013”, which is signed in parallel with this Agreement between the main landlord, the landlord and the sub-renter.

4.3.	The landlord declares that (1) he is the sole holder of the Property (subject to the subleases which are in effect at the time of signing this Agreement) and may lease it to the sub-renter, and that there is no impediment under any law and/ or agreement and/ or otherwise to come into contract in this Agreement, (2) the Property and its rights therein are released from any debt, hypothecation, attachment, foreclosure and rights of any third party, (3) to the best of his knowledge there is no damage and/ or defect in the Property and all systems of the Property are in good working order.

5.	Statements and Obligations of the Sub-renter

The sub-renter declares and obliges:

5.1.	He knows the Property and he even rents and holds part of it in an area of 200 square meters and the parking lots, checked its physical, planning and legal conditions – including the possibilities of utilization and use for the purpose of the lease – and found all of these suitable for his needs, and he rents the Property as it was at the time of delivery. (“As-Is”)

5.2.	The sub-renter declares that he has not paid and is not required to pay a key money for renting the Property, and that he is aware and agrees that his status in the Property is not that of a protected renter or a protected tenant under the Tenant Protection Act [Consolidated Version], 5732 - 1972 (hereinafter: “Tenant Protection Act), and that the Tenant Protection Act shall not apply to the renting of this Property under this Agreement and a law or legislation to amend or replace the Tenant Protection Act or the provisions of any other law aimed at protecting the tenants shall not apply.

5.3.	The sub-renter undertakes to comply with and carry out any provision of law, regulation, order or by-law in connection with the Property or the possession or use thereof, and not to do or permit to do anything to the Property or in connection to it that may constitute a hazard or nuisance or damage to the landlord, Property and neighbors of the sub-renter.

5.4.	Without derogating from the above, the sub-renter shall be responsible and bear the full costs of obtaining a business license and/ or any permit, approval or license required from an authority competent under any law for the purpose of operating in the Property for the purpose of the lease, as required.

6.	The Rental Period

6.1.	It is agreed with the parties that the Green Agreement will come to an end on 12.31.2021, so that this Agreement will apply starting 01.01.2022.

6.2.	The period of the Agreement will be for 47 months, starting on 01.01.2022 (hereinafter: “delivery date”) and up until 11.30.2025 (hereinafter: “rental period”).

6.3.	The sub-renter will have the right to extend the rental period by an additional 24 months, i.e., from 12.01.2025 until 11.30.2027 (abovementioned and hereinafter: “the option period”), subject to the provisions of clause 6.4 below.

6.4.	The rights to the option as stated in clause 6.3 are conditional on the fulfillment of the cumulative conditions below:

6.4.1.	The landlord will decide to exercise his existing option in relation to the Property under the main lease Agreement. The exercise of the option by the landlord is at his sole discretion and this Agreement does not impose an obligation on him to do so.

6.4.2.	The sub-renter will meet all the terms of this contract in full and on time.

6.4.3.	The sub-renter gave prior notice in writing to the landlord, 150 days before the end of the rental period of the sub-renter’s intention to exercise the option. The landlord will notify the sub-renter within 21 days of receiving the above notice, whether the conditions for exercising the sub-renter’s option have been met, in particular according to the previous clause 6.4.1.

6.4.4.	The sub-renter shall provide the landlord with updated collateral in accordance with this Agreement no later than 14 days before the commencement of the exercised option period.

6.5.	The monthly rent during the option period, if exercised, will increase by 3% (three) in relation to the rent during the previous rental period.

7.	The Rent

7.1.	The rent for the Property will be in the amount of 52,250 NIS (fifty-two thousand two hundred and fifty NIS) per month plus VAT for each month of rent (hereinafter: “the rent”).

7.2.	The sub-renter will pay the landlord the rent for each month in advance on the first day of each month by bank transfer to the landlord’s account. The landlord will send an invoice to the sub-renter for each rental month up to two days before the 1st of the relevant month.

7.3.	It is agreed that the rent includes the following payments in respect of the Property: municipal Property tax, security fee, management fee (for the avoidance of doubt, the aforesaid in the clause above applies even if implied otherwise from the main lease Agreement and exceeds what is stated in the main lease Agreement). The rent does not include payment for water and electricity consumption. The sub-renter will pay the landlord the value of the electricity bills as well as the water bills in respect of the actual Property, against presentation of the bills transferred from the electricity company and the water corporation, within 15 days from the date of transfer of the demand and copy of the aforementioned bills. Not paying these bills by the sub-renter as set forth in the previous clause is legally liable as not paying rent under this Agreement.

7.4.	Property taxes, betterment tax, sidewalks, sewers and all payments and taxes that apply or will apply according to law and/ or practice to the owner of the Property and/ or to the owner of land will not apply to the sub-renter.

7.5.	The rent shall be index-linked, in the manner specified in the main lease Agreement, in particular clause 7 thereof; the settlement for the linkage differences to the index will be made once every 6 months and the payment for the linkage will be paid to the landlord within 7 days from the date of transfer of the requirement in accordance with the calculation to be made. The basic index will be the June 2021 index.

7.6.	It is hereby declared and emphasized that compliance with the payment dates is a fundamental and main condition of this Agreement, and without prejudice to any other right of the landlord in case of breach of the sub-renter obligation, any payment paid more than 7 days late - in addition to indexation, will also bear arrears of interest from the first day of the arrear on the amount that the sub-renter was late in paying at the customary rate at Bank Leumi le-Israel Ltd. for unauthorized deviations in the current debt account, the interest will be calculated for the period between the date intended for payment and the day he actually paid it.

8.	Maintenance of the Property

8.1.	The sub-renter hereby undertakes to take care of the Property, clean and maintain it in order, use the Property carefully and properly, keep it in good and proper condition and repair at his expense any breakdown, breakage or defect and make any repairs required to the Property (including those due to normal wear and tear), excluding repairs that are included in the management fee that the sub-renter pays and/ or that are the responsibility of the main landlord and/ or the management company. For the avoidance of doubt, this clause does not impose any obligation on the landlord regarding the proper maintenance of the Property, except for the obligation to contact and work with the management company and/ or the main landlord as long as no repairs are made that are imposed on them.

8.2.	The sub-renter may not make any changes, repairs, additions and/ or construction work to the Property and its systems unless he has obtained the prior consent of the landlord in writing. Notwithstanding the foregoing, the landlord confirms that he is aware that the sub-renter intends to demolish the existing Property and build a manufacturing plant therein and has no objection subject to the consent of the main landlord. The sub-renter is aware that in accordance with the main lease Agreement, the main landlord may refuse changes and/ or additions and/ or any construction work at his absolute discretion.

8.3.	If the sub-renter has made additions and/ or alterations and/ or construction work to the Property, whether with the consent of the landlord or not, the landlord will be entitled to demand from the sub-renter at the end of the rental period and/ or the option period according to the matter to restore the situation to its previous condition, or alternatively leave it to the landlord as his Property, the changes and/ or additions and the sub-renter agrees that these will be the sole Property of the landlord without the sub-renter receiving anything in this regard.

9.	Warranty and Insurance

9.1.	The sub-renter is legally liable to the landlord, any employee of the landlord, anyone who comes on his behalf and towards any third party for any damage of any kind and type, which will be caused to any person and any possessions, including – but without prejudice to the above – the visitors in the Property, the employees of the sub-renter and any person who is in the Property premises, resulting from the Property’s condition and/ or the equipment installed in it, and/ or the work, business or act or omission that will occur in it, and/ or the behavior of the sub-renter and/ or his employees, or his licensees and/ or suppliers and/ or service providers who are in the Property area or in its immediate vicinity, in the service and/ or with the permission of the sub-renter, or by any other person and entity, whether he is permitted in the Property, or not, whether randomly or otherwise.

9.2.	Without derogating from the provisions of clause 9.1 above, the sub-renter undertakes to take all steps to cancel any claim and/ or demand filed against the landlord, for any damage as stated in clause 9.1 above and to indemnify the landlord in the amount of all funds he will be required to pay by virtues of such a claim and\ or demand filed against the landlord, as well as for all other expenses in connection therewith, immediately upon the landlord’s first demand provided that the landlord has notified the sub-renter of a claim and/ or demand, and has allowed the sub-renter to defend against it.

9.3.	During the entire period of the lease, the parties undertake to arrange and maintain the insurances listed in the insurance appendix attached to this Agreement and forms an integral part of it and is marked as Appendix B, and the sub-renter will issue the insurance approval attached as Appendix B1, B2.

10.	Management Company

The sub-renter undertakes to comply with all the instructions of the management company in the building in which the Property is located in full and as worded.

11.	Collaterals

As a security for the fulfillment of the sub-renter’s obligations and as a condition for handing over possession to him, the sub-renter will provide the landlord with the following collaterals:

11.1.	Up to 30 days before handing over possession of the leased Property, a bank guarantee in the amount of 186,030 NIS (three months’ rent including VAT) linked to a monthly index in the version as attached in Appendix C.

11.2.	2 promissory notes in favor of the landlord in the amount of 250,000 NIS (two hundred and fifty thousand) each, signed by the sub-renter, with irrevocable trust to fill in the bills their due date as well as any other details, so that the landlord can use any of the collateral given to him under this Agreement, collect and redeem them within the limit of damage caused to him in case of failure of the sub-renter to fulfill an obligation under this Agreement that has not been fully amended after notice as stated in clause 11.3 below, all without prejudice to the landlord’s right to any additional or other remedy available to him under this Agreement and/ or under any law. The promissory notes shall be linked to the consumer price index.

11.3.	The company shall be allowed to exercise the collateral listed above or part thereof, in the event of a fundamental breach of the provisions of this Agreement by the sub-renter, after giving the sub-renter 15 days written notice during which the breach has not been fully remedied.

11.4.	The company will return to the sub-renter the abovementioned collateral after 30 days from the end of the rental period, after verifying that the sub-renter has met all his obligations under this contract to make payments, evict the Property and not cause damages to the Property.

11.5.	If the company has collected more from the collateral than the amounts due to it – the difference will be refunded to the sub-renter within 15 days.

11.6.	For the avoidance of doubt, the provisions of this clause above apply even if implied otherwise in the main lease Agreement and supersede the provisions of the main lease Agreement.

12.	Assignment of Rights

12.1.	The sub-renter undertakes not to transfer his rights in accordance with this contract or any part thereof to another or others in any form and/ or to hand over the Property or part thereof to any third party and/ or to allow the use of the Property or any part thereof to another or others, whether for an exchange or not. The company may transfer its rights in the Property, in whole or in part, to a third party, and all this subject to the retention of the rights of the sub-renter in the Property in accordance with the provisions of this Agreement.

13.	Evacuation

13.1.	At the end of the rental period and/ or the option to the extent exercised and/ or upon lawful termination of this Agreement, the sub-renter undertakes to vacate the Property, immediately, and hand over its possession to the landlord and/ or someone on his behalf when the Property is free from any person and object belonging to the sub-renter, and arranged as is in condition at the commencement of the rental period subject to reasonable wear and tear.

13.2.	If the sub-renter does not vacate the Property immediately, as stated in clause 13.1 above, then for each day of delay in evicting the Property, the sub-renter will pay the landlord daily compensation in the amount of 3,500 NIS (three thousand and five hundred). Notwithstanding the foregoing in this clause above, a delay in good faith of up to 3 days will not establish a right to the said compensation, a delay of 4 days or more will be entitled to the said compensation from the first day of the delay. It is clarified that the compensation as stated above does not detract from any compensation or additional relief to which the landlord will be entitled according to the law.

14.	Remedies for Breach of Contract

14.1.	Without derogating from what is stated in this Agreement and/ or in any other law, the provisions of the Contracts (Remedies for Breach of Contract) Law, 5731-1970, shall apply to the breach of the contract. Without derogating from the above, or from any relief or remedy conferred on the company under this contract and\ or under any law, the company may terminate the lease under this contract and demand the eviction of the Property, and the sub-renter undertakes to vacate the Property within 30 days and hand over the exclusive possession of the Property to the company, in the existence of one of the following cases:

a.	If the sub-renter did not pay the rent or part of it, the arrears exceeded 21 days.

b.	If the sub-renter conducts in the Property any activity that is contrary to the purpose of the lease under this Agreement and/ or contrary to any law.

c.	The sub-renter has breached any breach of the provisions of this contract and has not rectified the breach within 21 days from the date required to do so in writing.

d.	An application was filed against the sub-renter for liquidation or receivership, or foreclosures or orders were imposed on him, or a receiver or liquidator was appointed for him, and these were not removed within 60 days of granting the order or filing of the application, as the case may be.

14.2.	If the company has lawfully rescinded this contract due to its breach by the sub-renter, the sub-renter shall not be entitled to a refund of payments made by him in respect of the period after cancellation of the contract, and he shall be liable, without prejudice to any other relief or remedy granted to the company under this contract and under any law, to pay the company the rent for the period up to the end of the lease, except in the case where the company has contracted with an alternative renter on terms not less than the terms of this Agreement, then the sub-renter will be exempt from payments from the date the Agreement with the alternative sub-renter begins. The company undertakes to act in order to reduce its damages by attempting to locate such an alternative renter and in any case the company will be compensated by the sub-renter for any expenses (such as, but not limited to, broker’s fees) and/ or damages caused to it due to cancellation of the contract by the sub-renter.

14.3.	The sub-renter is not allowed to deduct from the rent any amount, for any reason, whether the amount is fixed or not. In addition, the sub-renter waives any Lien in the Property or rent as long as such a right exists.

15.	Miscellaneous

The addresses of the parties for the purpose of this Agreement are:

The company: as detailed in the preamble.

The sub-renter: in the Property or as detailed in the preamble.

Any notice sent by registered mail from one party to another will be deemed to have been received 96 hours after delivery at the post office, and if delivered by hand, immediately upon delivery.

IN WITNESS WHEREOF the parties have signed:

/s/ EMI Car Wash Systems Ltd	/s/ SciVac Ltd
EMI CAR WASH SYSTEMS LTD	SciVac LTD

Appendix A – Blueprint of the Property

Appendix B – Insurance Appendix

Insurance Appendix – Appendix B

In this addendum, “the landlord” means Ayalot Investment (Ramat Vered) 1994 Ltd.; the “sub-renter” means EMI Car Wash Systems Ltd.; the “renter” means SciVac Ltd.

This appendix supersedes any provision of the main lease Agreement that concerns insurance, and in the event of a conflict between the provisions of the main lease Agreement and the provisions of this appendix relating to insurance, the provisions of this appendix shall prevail (except commercial provisions arranged between the parties). The terms used in this appendix shall be construed in the manner in which they are construed in the main lease Agreement. For the avoidance of doubt, it is clarified that wherever it is written “the landlord” it means: “the landlord and/ or the management company” and that wherever it is written “the landlord and/ or someone on his behalf” it means: “the landlord and/ or the management company and/ or anyone on their behalf”.

1.	Labor Insurances in the Property

1.1.	Subject to the provisions of the Agreement regarding obtaining permission to perform work on the Property and should any work be performed in the Property, by the renter or by anyone on behalf of the renter, at any time during the lease period, the renter must present to the landlord and management company with the renter’s approval to perform labor insurance, which is attached to this Agreement, and forms an integral part thereof and marked as Appendix A1 (“Approval of the Renter’s Labor Insurance” and “Renter’s Labor Insurance” respectively) signed by the renter’s insurer. The issuance of such a renter’s labor approval is a condition precedent for performing any work in the Property, and the landlord and the management company shall have the right (but not the obligation) to prevent the renter from carrying out work on the Property, if the renter’s work insurance approval was not issued before the work began[1].

Notwithstanding the foregoing, in works on the Property, the value of which does not exceed 250,000 NIS, the renter may not take out contractor work insurance as stated, provided that he issues an approval of arranging the renter’s permanent insurance, which specifies that the insurances include coverage for work performed on the Property.

2.	Permanent Insurances

2.1.	For the entire rental period, the renter must arrange and maintain the insurances as follows:

2.1.1

Property contents insurance and any other possessions brought to the Property or building by or for the renter (including equipment, furniture, facilities and inventory), and any alteration, improvement and addition to the Property made by the sub-renter, the renter or for the renter and/ or financed by the main landlord and/ or the sub, in full value and on the basis of reinstatement value, from loss or damage due to the accepted risks in extended fire coverage, including fire, smoke, lightning, explosion, earthquake, storm and strong weather, flood, fluid damage and cracking of pipes, damage by vehicles, damage by aircraft, riots, strikes, malicious damage, broken inside-glass only and burglary damage. The insurance includes a clause whereby the insurer waives the right of subrogation towards the landlord and towards the management company and towards employees and managers of the landlord or management company, as well as towards other renters, tenants, and other rights’ holders in the building (together: “other rights’ holders”), in whose Property insurance a corresponding clause regarding the waiver of the right of subrogation towards the renter exists, or in an agreement conferring on the other rights’ holders as aforesaid rights in the building is included an exemption from liability in favor of the renter for loss or damage that may be caused to the Property of the other rights’ holders due to the risks that are included in the extended fire coverage risks; such abovementioned waiver shall not apply to the person who caused the malicious damage.

1 Limits of liability for approval for labor insurance:

Scope of works	Chapter A – expansion of nearby Property and Property on which work is done	Limit of liability chapter B
250,000	200,000 NIS	1,000,000 NIS
250,000 – 500,000	300,000 NIS	2,000,000 NIS
500,000 – 1,000,000	300,00 NIS	3,000,000 NIS
Over 1,000,000	400,000 NIS	4,000,000 NIS

2.1.2	Third party liability coverage that ensures the renter’s liability under law for bodily injury or damage to Property that may be caused to the body or Property of any person or entity in the Property and its surroundings, within the limit of liability in the amount of 6,000,000 NIS per case and cumulative under the policy. The insurance is extended to cover the main landlord and the sub-renter and the management company for liability that will be imposed on any of them due to an act or omission of the renter, subject to a cross-liability clause.

2.1.3	Employers’ liability insurance that insures the renter’s liability under the Torts Ordinance (new version) and/ or according to the Liability for Defective Products Law, 5740-1980 towards the renter’s employees for bodily injury or occupational illness that may be caused to any of them while and due to their work on or around the Property, within the limit of liability of 6,000,000 NIS (six million NIS) per employee and 20,000,000 NIS (twenty million NIS) per case and in total for the insurance period. The insurance is extended to indemnify the main landlord and the sub-renter and the management company if decided, in the case of a work accident or any occupational disease, that any of them has any employer obligations towards any of the renter’s employees.

2.1.4	Consequential loss insurance that insures loss of gross profit of the renter [expressly excluding loss of rent, management fees and parking fees (if any) to the main landlord, sub-renter and management company] due to loss or damage caused to the insured’s assets under clause 1 above or to the Property or building structure, as a result of one of the risks insured under clause 1 above (excluding burglary, robbery and expansion off all the clauses), for an indemnity period of 12 months. The insurance includes a clause according to which the insurer waives the right of subrogation towards the main landlord and sub-landlord and towards the management company and towards employees and managers of the landlord or management company as well as towards other rights’ holders whose consequential loss insurance includes a corresponding clause regarding the waiver of a right of subrogation towards the renter, or in an agreement granting the other rights’ holders such rights in the building is included an exemption from liability in favor of the renter in respect of a consequential loss to the holders of the other rights due to the risks that can be covered by extended fire coverage; such waiver shall not apply to the person who caused the malicious damage.

2.2.	Without the need for any requirement on the part of the landlord or the management company and the sub-landlord, the renter must submit to the main- and sub-landlord and to the management company, no later than the date of receipt of possession of the Property or before any assets are transferred to the Property (other than assets included in the insured works according to clause 1.1 above) - the earlier of the two dates – the approval to take out the insurance, which is attached to this Agreement and forms an integral part thereof and is marked as Appendix B2 (“Approval of renter’s permanent insurance” and “Renter’s permanent insurance”, respectively). The renter is signed by the renter’s insurer. The issuance of a permanent insurance approval by the renter is a condition precedent for receiving the hold of the Property or for bringing any assets into the Property (other than assets included in the insured works under clause 1.1 above), and the landlord and the management company shall have the right (but not the obligation) to prevent the renter from receiving the hold of the Property or the insertion of said assets in the event that the permit was not issued before the date specified above.

2.3.	The renter has the right not to take out consequential loss insurance and/ or Property insurance, in whole or in part, but the exemption specified in clause 2.6 below will apply as if the insurances as aforesaid had been taken out in full.

2.4.	If, in the opinion of the renter, additional or supplementary insurance is required for the renter’s labor insurance or for the renter’s permanent insurance, the renter may take out the additional or supplementary insurance as aforesaid. Any additional or supplementary Property insurance as aforesaid shall include a clause regarding the waiver of the right of subrogation towards the landlord, the management company and any of the persons on their behalf, as well as towards other renters, tenants, and other rights’ holders in the building (together: “other rights holders”), in whose Property insurance or in the Property chapter for contract work carried out by them included a waiver of a right of transfer towards the renter, provided that the exemption does not apply in favor of the person who caused the damage maliciously.

2.5.	The renter must update the insurance amounts in respect of the insurances taken out according to the renter’s permanent insurance approval, from time to time, so that they always reflect the full value of the insured subject under them.

2.6.	The renter exempts the sub-landlord, the main landlord, the management company and those on their behalf as well as the other rights’ holders, whose lease agreements or any other agreement granting the other rights’ holders such rights in the building includes a corresponding exemption towards the renter, from liability for damage that the renter has indemnification rights in regards thereof, according to the insurances the renter has to take in accordance with clause (1) for the approval of the renter’s work insurance, clauses (2.1.1) and (2.1.4) above as well as additional Property insurance as stated in clause 2.4 above (or that the renter had the right to indemnification for without the deductibles stated in the policies and/ or missing insurance and/ or violation of the terms of the insurance policies), but the exemption from such liability will not apply in favor of the person who caused the damage maliciously.

2.7.	At the end of the renter’s permanent insurance period, the renter must deposit with the main landlord or the management company and the sub-landlord the renter’s permanent insurance approval for the extension of its validity for another period. The renter must return and deposit the renter’s permanent insurance approvals on the specified dates, every insurance period and as long as this agreement is valid.

2.8.	Whenever the renter’s insurer notifies the landlord or management company as well as the sub-landlord that any of the renter’s permanent insurances is about to be canceled or is about to be subject to change for the worse, the renter must re-edit that insurance and issue a renewed insurance approval, until the date of cancellation or change for the worse in such insurance.

2.9.	For the avoidance of doubt, it is clarified that failure to present the insurance approvals on time will not affect the renter’s obligations under this Agreement, including and without prejudice to the generality of the said, any obligation to pay that applies to the renter. The renter must fulfill all the renter’s obligations under the Agreement even if the renter is prevented from performing work, receiving possession of the Property, bringing assets into the Property or opening the business in the Property due to failure to present the permits on time.

2.10.	The main landlord and sub-landlord and the management company have the right (but not the obligation) to check the insurance permits presented by the renter, and the renter must make any changes or amendments required to conform to the renter’s obligations in this Agreement. The landlord and management company’s right is to examine the permits and order their amendment as described above does not impose on the landlord or the management company or anyone on their behalf any obligation and liability whatsoever in relation to the said insurance certificates, the nature, scope and validity of the insurances made under the said approvals or in their absence, and does not detract from any liability imposed on the renter under this Agreement or by law.

2.11.	The renter must comply with the terms of the insurance policies drawn up by the renter, pay the insurance premiums in full and on time, and ensure that the renter’s permanent insurance is renewed from time to time as necessary and is valid for the entire rental period.

2.12.	The renter must adhere to reasonable safety guidelines that will be published (if published) from time to time by the landlord or by the management company.

2.13.	The limits of liability required by the insurance permits are a minimum requirement imposed on the renter which does not derogate from any obligation of the renter under the Agreement and/ or under any law and does not release the renter from full liability under this Agreement and/ or by law. The renter will not have any claim or demand against the landlord or against the management company or against anyone on their behalf, with regard to the limits of such liability.

2.14.	The landlord, the sub-landlord and the management company do not have any obligation to maintain security or other security measures in the building or in the Property, and the existence of security or other security measures in the building or in the Property does not create any obligation or liability towards the renter. The Bailees Law 5727-1967 does not apply to the Agreement and its appendices.

2.15.	Without derogating from the provisions of this Agreement and without derogating from the responsibility of the landlord and/ or sub-renter and/ or the responsibility of the management company under this Agreement or by law, the landlord and sub-renter, as the case may be, arrange and maintain, either through the main landlord or through the management company for the duration of the Agreement, the insurances listed later in this clause with a legally authorized and reputable insurance company:

2.15.1.	Building structure coverage (including the leased Property) and its adjoining structures and systems, in the full value of their establishment, as well as any additional Property of the landlord, sub-landlord or management company located in and around the building, in their establishment value, from loss or damage following the risks that are covered in an extended fire coverage, including fire, smoke, lightning, explosion, earthquake, storm and hurricane, flood, fluid damage and cracking of pipes, damage by vehicles, damage by aircraft, riots, strikes, malicious damage as well as burglary damage. The said insurance will include a clause regarding a waiver of the right of transfer towards the renter and those on behalf of the renter, but the said waiver will not apply in favor of the person who caused the damage maliciously. Such insurance shall not and expressly exclude Property specified in clause 2.1.1 above any contents, additions, improvements or extensions made by or on behalf of or for the renter or other rights’ holders.

2.15.2.	Consequential loss insurance that insures loss of rent and management fees (and parking fees if any) due to damage caused to the building structure (including the leased Property) as well as any additional assets as stated in clause 2.15.1 above due to the risks listed in clause 2.15.1 above (excluding burglary), for indemnity period of 24 months. The said insurance will include a clause regarding the waiver of the right of subrogation in favor of the renter and those on behalf of the renter, but the said waiver will not apply in favor of the person who caused the damage maliciously.

The landlord, the sub-landlord and the management company have the right not to take out consequential loss insurance that insures the loss of rent, management fees and parking fees (if any) as stated in clause 2.15.1 above, in whole or in part, but the provisions of clause 2.19 below shall apply as stated fully. In addition, the sub-landlord may not take out Property insurance subject to clause 2.19 below.

2.15.3.	Third party liability insurance with a liability limit of 4,000,000 NIS (four million NIS) for a case and cumulatively under the policy, which insures the liability of the landlord, the sub-landlord, and the management company according to law for bodily injury or damage to Property that may be caused to the body or possessions of any person or legal entity in the building. The insurance will be extended to indemnify the renter for liability imposed on the renter due to an act or omission of the landlord or the management company, subject to a cross-liability clause according to which the insurance is considered to have been arranged separately for each of the insured.

2.15.4.	Employers’ liability insurance that insures the liability of the landlord, sub-landlord and management company towards their employees for physical injury or occupational disease that may be caused to any of them while or due on their work in the project and its surroundings, within the limit of liability of 6,000,000 NIS (six million NIS) per employee and 20,000,000 NIS (20 million NIS) for a case and in total for the insurance period. The insurance will be extended to indemnify the renter in case of a work accident or a work-related disease for the renter holds responsibility for the landlord’s workers, the sub-landlord or the managing company.

2.16.	The landlord and the sub-landlord have the right, at the sole discretion of the landlord or the sub-landlord, to take out additional insurance for the insurances specified in clause 2.15 above. Any additional Property insurance taken out by the landlord or sub-landlord, as the case may be in connection with the asset in which the Property is located, will include a waiver of transfer to the renter and successors on behalf of the renter, but such waiver will not apply to the person who caused the malicious damage.

2.17.	In the arrangement of the insurances listed in clause 2.15 above, shall not be in addition to the responsibility of the landlord or the management company beyond what is stated in this Agreement or to detract from the responsibility of the renter under the Agreement or according to law (except as expressly stated in end to clause 2.18 below).

2.18.	The sub-landlord and the landlord exempt, on behalf of the landlord and on behalf of the management company, the renter and those on behalf of the renter from liability for damage for which the landlord, sub-landlord or management company is entitled to indemnification under the insurance the landlord or sub-landlord and management company are to take out according to clauses 2.15.1 and 2.15.2 above and insurance in accordance with clause 2.16 above, insofar as they were made (or were entitled to indemnification for it without the deductibles specified in the policies and/ or missing insurance and/ or violation of the terms of the insurance policies), but exemption from such liability will not apply to the one who caused the damage maliciously.

2.19.	Notwithstanding the foregoing, if there was an insured case insured under clauses 2.15.1 and 2.15.2 and 2.17 above in circumstances which are the responsibility of the renter as stated in the Agreement or by law, the renter must bear the amount of the damage caused up to the amount of the deductibles under the said policies, provided that the said amount, for any event, will not exceed $ 5,000.

Appendix B1 – Approval of the Renter’s Labor Insurance

Approval of existence of insurances – contracting work insurance \ in building							Date of issue of approval (DD\MM\YYYY)
This insurance approval is a reference to the fact that the insured has a valid insurance policy, in accordance with the information specified in it. The information detailed in this approval does not include all the terms of the policy and its exceptions. However, in the event of a conflict between the conditions specified in this approval and the conditions set forth in the insurance policy, what is stated in the insurance policy will prevail, except in the case where a condition in this approval benefits the applicant for the approval.
The applicant for the approval		The insured			Address of the insured Property\ Address of the place of works	Status of the applicant for the approval
Name of landlord: Ayalot Investment (Ramat Vered) 1994 Ltd. and\ or parent company and\ or subsidiaries and\ or related companies and\ or the management company Sub-landlord: EMI car wash systems Ltd.		Name of the renter and\ or contractors and\ or sub-contractors				☐ Contractor ☐ Sub-contractor ☐ Renter ☒ Other: main- and sub-renter\ management company
ID\ Private Company		ID\ Private Company
Address		Address
Coverages
Policy Chapters Division by limits of liability or insurance amounts	Policy No.	Policy version and addition	Beginning date	End date	Limits of liability\ insurance amount\ work worth		Additional coverages in effect and cancellation of exceptions
					Amount	Currency
All the risks contractual works Example extensions details can be given according to policy chapters					The amounts should be updated in accordance with the table on page 1 of the insurance addendum in the connection agreement		318, 309, 308 (Waiver of transfer towards tenants, renters and other rights’ holders in the asset (subject to reciprocity) 313,314, 316, 318, 328 included
Property on which work is done					250,000	NIS
Adjacent property					250,000	NIS
Property in transfer					200,000	NIS
Removal of rubble						NIS
Third party					The amounts should be updated in accordance with footnote 2 on page 1 of the Insurance Addendum to the connection Agreement	NIS	318, 302, 329, 315, 322, 328
Employer’s responsibility					20,000,000	NIS	318, 328
Other
Details of the services (subject to the services specified in the agreement between the insured and the applicant for approval, the service code must be indicated from the list detailed in Addendum C)
Construction – large contracting works 007 Renting 096
Cancellation\ change of policy
A change for the worse of the applicant for approval or cancellation of an insurance policy will not take effect until 30 days after sending a notice to the applicant for approval regarding the change or cancellation.
The signature of the approval
The insurer:

Appendix B2 – Approval of the Renter’s Permanent Insurance – New 2021

Approval of existence of insurances				Date of issue of approval (DD\MM\YYYY)

This insurance approval is a reference to the fact that the insured has a valid insurance policy, in accordance with the information specified in it. The information detailed in this certificate does not include all the terms of the policy and its exceptions. However, in the event of a conflict between the conditions specified in this approval and the conditions set forth in the insurance policy, what is stated in the insurance policy will prevail, except in the case where a condition in this approval benefits the applicant for the approval.

The applicant for the approval*	The insured			The nature of the deal		Status of the applicant for the approval*
Name of sublandlord: EMI car wash systems ltd. and\ or Ayalot Investment (Ramat Vered) 1994 ltd. and\ or parent company and\ or subsidiaries and\ or related companies and\ or the management company	Name of renter			☐ real estate ☐ services ☐ product supply ☒ other: rent of a property located in ________		☒ the landlord and\ or management company ☐ renter ☐ franchisee ☐ sub-contractors ☐ service requester ☐ supply requester ☒ other: ______ sub-tenant ____________
ID\ Private Company: 514142256	ID\ Private Company
Address 27 Moshe Yatom str, Rehovot	Address
Coverages
Policy Chapters Division by limits of liability or insurance amounts	Policy No.	Policy version and addition	Beginning date	End date	Limits of liability\ insurance amount		Additional coverages in effect and cancellation of exceptions A coverage code must be specified in accordance with Addendum D.
					Amount	Currency
Possessions						NIS	309, 328, 313, 314, 316, , 324 – for the possessions of the applicant for approval
NIS

Third party						NIS	304, 302, 328, 307, 321, 315, , 321
Employer’s responsibility					20,000,000	NIS	304, 319, 328
Other Consequential loss						NIS	309, 328, 313, 316,
Details of the services (subject to the services specified in the agreement between the insured and the applicant for approval, the service code must be indicated from the list detailed in Addendum C)

Cancellation\ change of policy
A change for the worse of the applicant for approval or cancellation of an insurance policy will not take effect until 30 days after sending a notice to the applicant for approval regarding the change or cancellation.
The signature of the approval
The insurer:

Appendix C

Attn.

EMI CAR WASH SYSTEMS LTD

From 27 Moshe Yatom St., Rehovot

Branch:________

Address:________

Date:__________

Dear Sir\ Madam,

Re: Bank Guarantee No.:___________

1.	We hereby guarantee to you a payment of any amount up to a total of 186,030 NIS (One hundred eighty-six thousand and thirty NIS) (hereinafter: “guaranteed amount”), that you shall demand from SciVac Ltd. private company 513679555 (hereinafter: “the guaranteed”), in connection with a lease agreement signed between you and the guaranteed, all additions thereto, as signed or will be signed periodically.

This amount will be linked to the Consumer Price Index as published from time to time by the Central Bureau of Statistics and Economic Research, under the linkage conditions below:

The “basic index” for the purpose of this guarantee will be an index for the month of June 2021 published on the 15th of the following month (or close to that date), at a rate of ____ points.

The “new index” for this guarantee will be the index that was published recently and prior to receiving your claim according to this guarantee.

The linkage differences regarding this guarantee will be calculated as follows: if it turns out that the new index has increased compared to the basic index, then the amount of the guarantee will be calculated when it is increased at the same rate as the rate of increase of the new index compared to the basic index. If the new index is lower than the basic index, we will pay you the amount specified in your claim up to the amount of the guarantee, without any linkage differences.

2.	According to your first written request, no later than ten days from the date your request was received by us at our address indicated above, we will pay you any amount specified in the claim provided that it does not exceed the guarantee amount plus linkage differences, without imposing an obligation on you to prove or explain your demand and without you having to demand the payment first by the guaranteed.

3.	This guarantee will remain valid until November 30, 2025 (inclusive) only and after that date it will be null and void.

Any request under this letter of guarantee must be received by us in writing according to our address indicated above, no later than the above stated date and the closing time for the customer reception of our branch.

4.	A written demand that reaches the bank via facsimile will also constitute a written demand for the purpose of this guarantee.

5.	This guarantee is not transferable or convertible.

Respectfully,

Bank___________

#1

P r o m i s s o r y N o t e

In Rehovot, on day ____________ moth_____________ of year ___________

I, the undersigned, SciVac Ltd. private company: 513679555 hereby undertake to pay against this bill to EMI Car Wash Systems Ltd. (hereinafter: “the holder”), a total of 250,000 NIS (two hundred fifty thousand NIS) when it is linked to the consumer price index known at the time of actual payment. The base index will be the June 2021 index.

The holder is exempt from all obligations imposed on the holder of the note, including presentation for payment and/ or the witness and/ or notice of desecration. We waive all rights and protections granted to us under the Bank notes Ordinance (except with respect to the statute of limitations).

The holder is and will be entitled to take any procedure for the execution, enforcement and/ or collection of this promissory note in any way, including through the Writ of Execution and/ or in a lawsuit in court. The holder will be allowed and entitled at any time to complete any missing detail in this note (if missing), at its sole and absolute discretion.

In witness whereof we affix our signature

In Rehovot on the 11 of July, 2021

/s/ SciVac Ltd
SciVac Ltd.

#2

P r o m i s s o r y N o t e

In Rehovot, on day ____________ moth_____________ of year ___________

I, the undersigned, SciVac Ltd. private company: 513679555 hereby undertake to pay against this bill to EMI Car Wash Systems Ltd. (hereinafter: “the holder”), a total of 250,000 NIS (two hundred fifty thousand NIS) when it is linked to the consumer price index known at the time of actual payment. The base index will be the June 2021 index.

The holder is exempt from all obligations imposed on the holder of the note, including presentation for payment and/ or the witness and/ or notice of desecration. We waive all rights and protections granted to us under the Bank notes Ordinance (except with respect to the statute of limitations).

The holder is and will be entitled to take any procedure for the execution, enforcement and/ or collection of this promissory note in any way, including through the Writ of Execution and/ or in a lawsuit in court. The holder will be allowed and entitled at any time to complete any missing detail in this note (if missing), at its sole and absolute discretion.

In witness whereof we affix our signature

In Rehovot on the 11 of July, 2021

/s/ SciVac Ltd
SciVac Ltd.